EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MULTIPLAN CORPORATION

MultiPlan Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. That Article I of the Seconded Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“The name of the Corporation is Claritev Corporation.”

2. This amendment has been duly adopted in accordance with Section 242 of the DGCL.

3. This Certificate of Amendment shall become effective on February 17, 2025.

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IN WITNESS WHEREOF, this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 17th day of February, 2025.

/s/ Kent Bartholomew
Name: Kent Bartholomew
Title: Authorized Officer